Exhibit 99.1

Contact: Kevin Bordosky Senior Director, Investor Relations (281) 647-4035

Diamond Offshore Reports Fourth Quarter 2023 Results

•	$362 Million in Contract Awards Year to Date 2024

•	$245 Million in Total Backlog Added in Q4

•	Rig Performance Bonus Earned in Senegal

•	Ocean BlackHawk and Ocean Courage Commenced New Contracts in Q4

HOUSTON, February 27, 2024 — Diamond Offshore Drilling, Inc. (NYSE: DO) today reported the following results for the fourth quarter of 2023:

	Three Months Ended
Thousands of dollars, except per share data	December 31, 2023	September 30, 2023
Total revenues	$297,637	$244,958
Operating income	44,915	863
Adjusted EBITDA	72,340	27,693
Net loss	(145,702)	(145,016)
Adjusted net loss	(145,702)	(138,792)
Loss per diluted share	$(1.42)	$(1.42)
Adjusted loss per diluted share	$(1.42)	$(1.36)

Bernie Wolford, Jr., President and Chief Executive Officer, stated, “2023 was a transformational year for Diamond Offshore. We marked our one-year anniversary of re-listing on the New York Stock Exchange, made measurable improvements in our capital structure, secured $485 million dollars in new contract awards throughout the year, safely completed Special Periodical Surveys on five rigs, and completed eight contract start-ups, including four contract commencements in the fourth quarter, one in each of the regions in which we operate. In the first quarter of 2024, as previously announced, we secured a two-year contract extension for the Ocean BlackLion in the Gulf of Mexico at a leading edge dayrate and secured additional P&A work for the Ocean Patriot to fill a portion of the gap prior to commencement of a long-term P&A campaign in 2025.

The recent $362 million in contract awards are in addition to our reported backlog of $1.4 billion as of January 1, which will result in notable average dayrate improvement as we transition to new contracts.”

Revenue for the fourth quarter totaled $298 million compared to $245 million in the third quarter of 2023. The increase in revenue quarter-over-quarter was primarily driven by the Ocean BlackHawk’s contract commencement in the Gulf of Mexico in the fourth quarter after completion of an MPD installation, Special Periodical Survey and contract preparation work and new contract commencements for the Ocean Patriot and Ocean Apex, partially offset by lower revenue for the Ocean Courage due to contract preparation activities related to its new multi-year contract in Brazil.

Contract drilling expense for the fourth quarter was $189 million, or a $7 million increase from the prior quarter, largely due to higher charter rental costs associated with the managed rigs and the annual bonus expense related to the drillships’ BOP service agreement. The increase in expense was partially offset by the deferral of certain costs associated with contract preparation activities for the Ocean Courage, as the Company continued to prepare the rig for a new contract that commenced during the quarter, and the absence of costs associated with the Ocean Apex shipyard project in the third quarter.

General and administrative expenses were $19 million in the fourth quarter, or a $3 million increase compared to the prior quarter, primarily due to an adjustment in accrued expenses associated with the Company’s incentive compensation plan.

Tax expense for the fourth quarter was $174 million as compared to a $125 million expense in the prior quarter. The non-cash tax expense in the fourth quarter reflected the expected continued normalization of the Company’s tax expense and the reversal of the tax benefit recorded earlier in 2023.

Operational Highlights

Operationally, the Company’s rigs continued to perform well, achieving revenue efficiency of approximately 95% across the fleet for the second successive quarter. This is a notable achievement given the unusually high amount of shipyard activity for the Company’s fleet and the start-up of contracts during the quarter. Of note, both the Ocean BlackHawk and Ocean Courage completed contract preparation activities in the fourth quarter and are now operating under new contracts in the Gulf of Mexico and offshore Brazil, respectively. Additionally, in the fourth quarter, the Company earned an additional bonus for efficient, injury-free operations in Senegal.

Additional Updates

The Company will discuss its earnings results and provide first quarter and full year 2024 guidance and an update on recovery operations for certain equipment from the Ocean GreatWhite during the earnings conference call.

CONFERENCE CALL

The earnings conference call has been scheduled for 8:00 a.m. CDT on Wednesday, February 28, 2024. A live webcast of the call will be available online on the Company’s website www.diamondoffshore.com. Participants who want to join the call via telephone or want to participate in the question-and-answer session may register here to receive the dial-in numbers and unique PIN to access the call. An online replay will also be available on www.diamondoffshore.com following the call.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing innovation, thought leadership and contract drilling services to solve complex deepwater challenges around the globe. Additional information and access to the Company’s SEC filings are available at www.diamondoffshore.com.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release and made in the referenced conference call that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, any statement that may project, indicate or imply future results, events, performance or achievements, including statements relating to future financial results; future recovery in the offshore contract drilling industry; expectations regarding the Company’s plans, strategies and opportunities; expectations regarding the Company’s business or financial outlook; future borrowing capacity and liquidity; expected utilization, dayrates, revenues, operating expenses, rig commitments and availability, cash flows, tax rates and accounting treatment, contract status, terms and duration, contract backlog, capital expenditures, insurance, financing and funding; the effect, impact, potential duration and other implications of the COVID-19 pandemic; the offshore drilling market, including supply and demand, customer drilling programs, repricings, stacking of rigs, effects of new rigs on the market and effect of the volatility of commodity prices; expected work commitments, awards and contracts; future operations; increasing regulatory complexity; general market, business and industry conditions, trends and outlook; and general political conditions, including political tensions, conflicts and war, including Russia’s invasion of Ukraine and related sanctions. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. A discussion of certain of the risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in Item 1A “Risk Factors” in the Company’s most recent annual report on Form 10-K and the Company’s other reports filed with the Securities and Exchange Commission, and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.diamondoffshore.com. These risk factors include, among others, risks associated with worldwide demand for drilling services, levels of activity in the oil and gas industry, renewing or replacing expired or terminated contracts, contract cancellations and terminations, maintenance and realization of backlog, competition and industry fleet capacity, impairments and retirements, operating risks, litigation and disputes, permits and approvals for drilling operations, the COVID-19 pandemic and related disruptions to the global economy, supply chain and normal business operations across sectors and countries, changes in tax laws and rates, regulatory initiatives and compliance with governmental regulations, casualty losses, and various other factors, many of which are beyond the Company’s control. Given these risk factors and other considerations, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	December 31, 2023	September 30, 2023
Revenues:
Contract drilling	$279,681	$224,929
Revenues related to reimbursable expenses	17,956	20,029

Total revenues	297,637	244,958

Operating expenses:
Contract drilling, excluding depreciation	188,803	181,954
Reimbursable expenses	17,304	18,662
Depreciation	27,705	27,785
General and administrative	19,190	16,649
Gain on disposition of assets	(280)	(955)

Total operating expenses	252,722	244,095

Operating income	44,915	863
Other income (expense):
Interest income	1,464	161
Interest expense	(14,847)	(13,774)
Foreign currency transaction (loss) gain	(2,863)	184
Loss on extinguishment of long-term debt	—	(6,529)
Other, net	(54)	(485)

Income (loss) before income tax expense	28,615	(19,580)
Income tax expense	(174,317)	(125,436)

Net loss	$(145,702)	$(145,016)

Loss per share:
Basic	$(1.42)	$(1.42)

Diluted	$(1.42)	$(1.42)

Weighted-average shares outstanding, Basic	102,322	102,215

Weighted-average shares outstanding, Diluted	102,322	102,215

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$124,457	$63,041
Restricted cash	14,231	34,293
Accounts receivable, net of allowance for credit losses	254,323	172,053
Prepaid expenses and other current assets	63,412	48,695
Asset held for sale	1,000	—

Total current assets	457,423	318,082
Drilling and other property and equipment, net of accumulated depreciation	1,156,368	1,141,908
Other assets	98,762	67,966

Total assets	$1,712,553	$1,527,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other current liabilities	$296,150	$261,661
Long-term debt	533,514	360,644
Noncurrent finance lease liabilities	113,201	131,393
Deferred tax liability	10,966	700
Other liabilities	113,871	93,888
Stockholders’ equity	644,851	679,670

Total liabilities and stockholders’ equity	$1,712,553	$1,527,956

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

Year Ended December 31, 2023
Operating activities:
Net loss	$(44,706)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	111,301
Gain on disposition of assets	(4,382)
Loss on extinguishment of long-term debt	6,529
Deferred tax provision	(4,617)
Stock-based compensation expense	14,103
Contract liabilities, net	4,580
Contract assets, net	(2,434)
Deferred contract costs, net	(12,099)
Collateral deposits	(11,857)
Other assets, noncurrent	1,254
Other liabilities, noncurrent	(709)
Other	2,900
Net changes in operating working capital	(48,083)

Net cash provided by operating activities	11,780

Investing activities:
Capital expenditures	(131,449)
Proceeds from disposition of assets, net of disposal costs	11,105
Deposits on asset sales	307

Net cash used in investing activities	(120,037)

Financing activities:
Proceeds from issuance of second lien notes	550,000
Borrowings under credit facility	40,000
Extinguishment of long-term debt	(192,182)
Repayments on exit facilities	(214,000)
Debt issuance costs and arrangement fees	(17,242)
Principal payments of finance lease liabilities	(16,965)

Net cash provided by financing activities	149,611

Net change in cash, cash equivalents and restricted cash	41,354
Cash, cash equivalents and restricted cash, beginning of period	97,334

Cash, cash equivalents and restricted cash, end of period	$138,688

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

AVERAGE DAYRATE, UTILIZATION AND OPERATIONAL EFFICIENCY

(Dayrate in thousands)

TOTAL FLEET
Fourth Quarter 2023			Third Quarter 2023
Average Dayrate (1)	Utilization (2)	Revenue Efficiency (3)	Average Dayrate (1)	Utilization (2)	Revenue Efficiency (3)
$ 316	69%	94.9%	$ 307	57%	94.9%

(1)

Average dayrate is defined as total contract drilling revenue for all of the rigs in our fleet (including managed rigs) per revenue-earning day. A revenue-earning day is defined as a 24-hour period during which a rig earns a dayrate after commencement of operations and excludes mobilization, demobilization and contract preparation days.

(2)	Utilization is calculated as the ratio of total revenue-earning days divided by the total calendar days in the period for all rigs in our fleet (including managed and cold-stacked rigs).
(3)	Revenue efficiency is calculated as actual contract drilling revenue earned divided by potential revenue, assuming a full dayrate is earned.

Non-GAAP Financial Measures (Unaudited)

To supplement the Company’s unaudited condensed consolidated financial statements presented on a basis in conformity with generally accepted accounting principles in the United States (GAAP), this press release provides investors with adjusted earnings before interest, taxes, depreciation and amortization and loss on extinguishment of debt (or Adjusted EBITDA), which is a non-GAAP financial measure. Management believes that this measure provides meaningful information about the Company’s performance by excluding certain items that may not be indicative of the Company’s ongoing operating results. This allows investors and others to better compare the Company’s financial results across previous and subsequent accounting periods and to those of peer companies and to better understand the long-term performance of the Company. Non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling expense, operating income or loss, cash flows from operations or other measures of financial performance prepared in accordance with GAAP.

Reconciliation of Income (Loss) Before Income Tax Expense to Adjusted EBITDA:

(In thousands)

	Three Months Ended
	December 31, 2023	September 30, 2023
As reported income (loss) before income tax expense	$28,615	$(19,580)
Interest expense	14,847	13,774
Interest income	(1,464)	(161)
Foreign currency transaction loss (gain)	2,863	(184)
Loss on extinguishment of long-term debt	—	6,529
Depreciation	27,705	27,785
Gain on disposition of assets	(280)	(955)
Other, net	54	485

Adjusted EBITDA	$72,340	$27,693

Reconciliation of As Reported Net Loss to Adjusted Net Loss:

(In thousands)

	Three Months Ended
	December 31, 2023	September 30, 2023
As reported net loss	$(145,702)	$(145,016)
Loss on extinguishment of long-term debt	—	6,529

Tax effect:
Loss on extinguishment of long-term debt	—	(305)

Adjusted net loss	$(145,702)	$(138,792)

Reconciliation of As Reported Loss per Diluted Share to Adjusted Loss per Diluted Share:

(In thousands)

	Three Months Ended
	December 31, 2023	September 30, 2022
As reported loss per diluted share	$(1.42)	$(1.42)
Loss on extinguishment of long-term debt	—	0.06

Tax effect:
Loss on extinguishment of long-term debt	—	—

Adjusted loss per diluted share	$(1.42)	$(1.36)